UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 7, 2010
LANCE, INC.
(Exact Name of Registrant as Specified in Charter)

North Carolina	0-398	56-0292920

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13024 Ballantyne Corporate Place, Suite 900	28277

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (704) 554-1421
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On January 7, 2010, Lance, Inc. (the “Company”) entered into a Retirement Agreement (the “Retirement Agreement”) with Earl D. Leake, which will be effective January 15, 2010 (the “Effective Date”), unless it is revoked by Mr. Leake prior to the Effective Date.
     Pursuant to the Retirement Agreement, Mr. Leake will continue to serve as Senior Vice President of the Company until March 31, 2011 (the “Retirement Date”). Until the Retirement Date, Mr. Leake has agreed to assist the Company with transitioning his duties and responsibilities and to engage in special projects and certain other matters consistent with his position as Senior Vice President. Mr. Leake will resign from all other offices, committees and positions he holds with the Company and its affiliates, effective as of the Effective Date.
     Mr. Leake will receive compensation and benefits under the Retirement Agreement, including: (1) his current salary through January 1, 2011 and current annual incentive level under the 2009 and 2010 Annual Performance Incentive Plans; (2) continuation of his current automobile allowance until the Retirement Date; (3) a lump sum payment equal to the amount of his “Retirement Benefit” determined in accordance with his Amended and Restated Executive Severance Agreement; (4) his vested interests in executive incentive plans of the Company in which he participated through the Retirement Date; (5) continued participation in the Company’s 2010 Annual Performance Incentive Plan; and (6) his vested interests in and continued participation in other Company sponsored benefit and welfare plans on the same basis as other active employees of the Company through the Retirement Date.
     All other benefits and agreements with the Company that are not specified in the Retirement Agreement, including Mr. Leake’s Amended and Restated Compensation and Benefits Assurance Agreement and the Amended and Restated Executive Severance Agreement, both dated April 24, 2008, will be terminated as of the Effective Date and replaced by the compensation and benefits provided in the Retirement Agreement.
     Mr. Leake has agreed to comply with certain nonsolicitation covenants until March 31, 2012.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANCE, INC.
Date: January 13, 2009	By:	/s/ Rick D. Puckett
Rick D. Puckett
Executive Vice President, Chief Financial Officer, Treasurer and Secretary